T:20 inT:10.875 inJob #: J07-03801Client/Product: FNFGAd Description: Buffalo News InsertionColor: B/WArt Director: Live: N/ACopywriter: Trim: 10.875 x 20Production: Daniel Bleed: N/AMac Operator: LoriAE: ChristineProof #: 5Publication(s) & Issue Date(s): Buffalo NewsInternal RouteClientTraffic/ProofreaderProductionCopywriterArt DirectorInitials Date w/changesCreative Director (Art)Creative Director (Copy)Account ExecutiveMac SupervisorMac OperatorInitials Date w/changesWe’re not just adding numbers. We’re adding to the strength and vision of our community.First Niagara Financial Group, Inc., the holding company for First Niagara Bank, is pleased to announce a definitive merger agreement to acquire Great Lakes Bancorp, Inc., the holding company for Greater Buffalo Savings Bank. This means Greater Buffalo Savings Bank will become part of the First Niagara family to create a stronger Western New York Bank under the First Niagara name.First Niagara and Greater Buffalo Savings Bank share the same commitment to exceptional customer service and the Western New York community. And the merger means even more convenience for the Greater Buffalo Savings Bank customers by giving them access to more branches and a stronger product and service offering. We’re truly excited about the prospects of building a stronger, combined organization that remains headquartered locally and committed to exceptional service. We look forward to serving you, our friends and neighbors, and to sharing our vision for a more prosperous Western New York. Because for our money, that’s what makes a great bank. Andrew W. Dorn, Jr. President and Chief Executive Officer Great Lakes Bancorp, Inc. John R. Koelmel President and Chief Executive Officer First Niagara Financial Group, Inc. First Niagara will file a registration statement, a proxy statement/prosp other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Niagara and Great Lakes, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by First Niagara also can be obtained, when available and without charge, by directing a request to First Niagara Financial Group, Inc., Attention: Anthony M. Alessi, Investor Relations, 6950 South Transit Road, P.O. Box 514, Lockport, New York, (716) 625-7692, or to Great Lakes Bancorp, Inc., Attention: Andrew W. Dorn, Jr., 2421 Main Street, Buffalo, New York (716) 961-1920.Great Lakes, First Niagara and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Great Lakes in connection with the acquisition. Information about the directors and executive officers of Great Lakes and their ownership of Great Lakes common stock is set forth in Great Lakes’ most recent proxy statement as filed with the SEC, which is available at the SEC’s Internet site (http://www.sec.gov) and at Great Lakes’ address in the preceding paragraph. Information about the directors and executive officers of First Niagara is set forth in First Niagara’s most recent proxy statement filed with the SEC and available at the SEC’s Internet site and from First Niagara at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.